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                                                                    EXHIBIT 4(e)

                         CERTIFICATE OF DETERMINATION
                                       OF
                                 CHATCOM, INC.
                            A CALIFORNIA CORPORATION


          The undersigned, James B. Mariner and James R. Spievak, hereby certify that:

          a. They are the duly elected and acting President and Secretary, respectively, of ChatCom, Inc., a California corporation (the "Company").

          b. The number of shares of Series C Convertible Redeemable Preferred Stock of the Company is 1,000, none of which have been issued.

          c. Pursuant to authority given by the Company's Articles of Incorporation, as amended, the Board of Directors of the Company has duly adopted the following recitals and resolutions:

          WHEREAS, the Articles of Incorporation, as amended, of the Company provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

          WHEREAS, the Board of Directors of the Company is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them; and

          WHEREAS, the Company has 1,000 authorized shares of Series B Preferred Stock, of which 75 shares are outstanding, and no other shares of any series of Preferred Stock authorized or outstanding;

          NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a series of Preferred Stock as follows:

          1.  Designation of Series; Rank of Series.  The designation of such
              -------------------------------------
series of Preferred Stock is Series C Convertible Preferred Stock ("Series C Preferred Stock"). The number of shares constituting such series is 1,000, with a stated value of $20,000 per share. Shares of Series C Preferred Stock converted, redeemed or purchased by the Company shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of the Series C Preferred Stock shall rank pari passu and share in dividends and other distributions on a pro rata

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basis with the Series B Preferred Stock and shares of other series of preferred stock issued by the Company, with substantially equivalent rights, preferences, privileges and limitations as those of this Series.

          2.  Dividends.  Each holder of the outstanding Series C Preferred
              ---------
Stock shall be entitled to receive, upon conversion or redemption of such holder's shares of Series C Preferred Stock, in cash or shares of the Common Stock, at the Company's option, cumulative dividends at the annual rate of 6.0% of the stated value of the Series C Preferred Stock per share of Series C Preferred Stock, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. Such dividends shall be cumulative so that if such dividends shall not have been declared and set apart for all shares of Series C Preferred Stock at the time outstanding, the deficiency shall be declared and set apart for such shares before the Company makes any Distribution (as hereinafter defined) to the holders of Common Stock or Preferred Stock of any other series junior to the Series C Preferred Stock. Accrued but unpaid dividends shall not bear interest. "Distribution" in this paragraph 2 means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Company) or the purchase or redemption of shares of the Company for cash or property (except for an exchange of shares of the Company or shares acquired by the Company from employees pursuant to the terms of any employee incentive plan, agreement or arrangement) including any such transfer, purchase or redemption by a subsidiary of the Company. The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by the Company, whether or not pursuant to a contract of an earlier date; provided that where a negotiable debt security is issued in exchange for shares the time of the distribution is the date when the Company acquires the shares in such exchange. The Board of Directors may fix a record date for the determination of holders of Series C Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty
(60) days prior to the date fixed for the payment thereof. Upon notice of conversion or redemption, if not previously declared, the Board of Directors shall declare, out of funds legally available therefor, dividends on the Series C Preferred Stock in shares of Common Stock, or at the Company's option if permitted by law, in cash, at the annual rate of 6.0% of the stated value of the Series C Preferred Stock from the date of issuance to the date of conversion or redemption of such shares of Series C Preferred Stock. If upon redemption or conversion of shares of Series C Preferred Stock the Company elects to pay accrued dividends on such shares in shares of Common Stock, the number of shares of Common Stock shall be determined by dividing the amount of

                                       2.
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such accrued dividends as of the redemption date or the Conversion Date (as defined below) by the lesser of the First Market Price (as defined below) or the Conversion Price (as defined below) on the applicable redemption date or Conversion Date.

          3.  Voting Rights.  The holders of Series C Preferred Stock shall not
              -------------
be entitled to vote upon any matters presented to the stockholders, except as provided by law and except that without the approval of holders of a majority of the outstanding shares of Series C Preferred Stock, the Company shall not (a) authorize, create or issue any shares of any class or series ranking senior to the Series C Preferred Stock as to liquidation rights, (b) amend, alter or repeal, by any means, the Articles of Incorporation if the powers, preferences, or special rights of the Series C Preferred Stock would be adversely affected, or (c) become subject to any restriction on the Series C Preferred Stock, other than restrictions arising under the General Corporation Law of the State of California or existing under the Articles of Incorporation as in effect on March 13, 1996; provided, however, that the creation of additional series of Preferred Stock with substantially equivalent rights, preferences, privileges and limitations as those of this Series C shall not be a violation of this Section 3.

          4.  Liquidation, Dissolution or Winding Up.  In the event of a
              --------------------------------------
voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, an amount per share of Series C Preferred Stock equal to the stated value of such share of Series C Preferred Stock and a further amount equal to any dividends accrued and unpaid thereon, as provided in paragraph 2 hereof, to the date that payment is made available to the holders of Series C Preferred Stock, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of shares of stock of the Company junior in rank to the Series C Preferred Stock.

          If upon such liquidation, dissolution or winding up, the assets thus distributed among the holders of the Series C Preferred Stock and other series of preferred stock that upon liquidation, dissolution or winding up share pari passu with the Series C Preferred Stock shall be insufficient to permit the payment to all such holders of the full preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Series C Preferred Stock and such other series of Preferred Stock.

                                       3.
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          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to the provisions of the Company's Articles of Incorporation and to all of the preferential rights, on distribution or otherwise, of the holders of Series C Preferred Stock and other series of preferred stock that rank pari passu with the Series C Preferred Stock, the holders of Common Stock shall be entitled to receive, ratably, all remaining assets of the Company.

          A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph 4.

          5.  Conversion Rights.  The holder of shares of Series C Preferred
              -----------------
Stock shall have the right commencing (a) 60 days after the date of completion of the offering by the Company of such shares, as agreed to by the Company and the issuees of such shares, (the "Determination Date"), to convert one-half of such shares, and (b) 90 days after the Determination Date to convert the other one-half of such shares into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at the lesser of the First Market Price or the Conversion Price on the applicable Conversion Date and upon the terms set forth herein.

          The Company shall have the right to redeem the Series C Preferred Stock, in whole or in part, as provided in paragraph 13.

          6.  Conversion Price.  Each share of Series C Preferred Stock shall be
              ----------------
converted into a number of shares of Common Stock determined by dividing $20,000 and accrued dividends at the rate of 6% per annum by an amount equal to the lesser of (a) the Market Price, as defined in this paragraph, on the Determination Date (the "First Market Price"), or (b) 75% of the Market Price on the applicable redemption date or Conversion Date (the "Conversion Price"). For purposes of determining the First Market Price and the Conversion Price, the "Market Price" shall be (i) if the Common Stock is listed or admitted to trade on a national securities exchange, on the NASDAQ National Market ("NNM"), or on the NASDAQ SmallCap Market ("SmallCap"), the average of the last closing bid prices of the Common Stock for the five (5) trading days immediately preceding the Determination Date (in the case of the First Market Price) or the applicable redemption date or Conversion Date (in the case of the Conversion Price), on the composite tape of the principal national securities exchange on which the Common Stock is so listed or admitted to trade or on the NNM or SmallCap markets, as the case may be; or (ii) if the Common Stock is not listed or admitted to trade on an exchange or a system that publishes daily closing prices, the average closing bid prices as reported by such other inter-

                                       4.
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dealer quotation system as may list the Common Stock.  The First Market Price and the Conversion Price shall be subject to further adjustment as set forth in paragraph 8.

          7.  Conversion Procedure.   The holder of any shares of the Series C
              --------------------
Preferred Stock may exercise its rights to convert such shares into shares of Common Stock by surrendering the share certificates for the Series C Preferred Stock to be converted to the Company, at its principal office or at such other office or agency maintained by the Company for that purpose, with the conversion certificate (provided by the Company to the holder of such shares) executed by the holder thereof, or a specified portion of such shares (as provided in the conversion certificate, but for not less than $50,000 aggregate liquidation preference of Series C Preferred Stock), and accompanied, if required by the Company, by proper assignment in blank. The date of execution of such certificate and delivery by facsimile to the Company at (818) 822-1424 (or such other facsimile number as shall be given to the holder by the Company) shall be defined as the "Conversion Date," provided share certificates are delivered within three (3) business days to the Company or its transfer agent.

          If the holder of such certificate wishes the certificate or certificates for the shares of Common Stock to be issued in another name, the holder shall specify the name or names in which such shares of Common Stock are to be issued. In case such Conversion Certificate shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business day after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series C Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the Series C Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series C Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock at such time.

                                       5.
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          Shares of the Series C Preferred Stock may be converted  at any time up to but not after the close of business on the fifth business day of the ten day redemption notice period for such shares pursuant to paragraph 13.

          8.  Conversion Price Adjustments.  The First Market Price and the
              ----------------------------
Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

              (a) Reclassifications or Combinations. If the Company shall
                  ---------------------------------
combine or reclassify the outstanding Common Stock into a smaller number of shares, the First Market Price in effect at the time of the record date of such combination or reclassification shall be proportionately adjusted by multiplying such price by a fraction, the numerator of which is the number of shares being surrendered to the Company and the denominator of which is the number of shares being issued by the Company in such combination or reclassification (i.e. in the case of a 2-for-5 reverse stock split the First Market Price would be multiplied by five and divided by two). If such combination or reclassification shall occur during the five-trading-day period used to calculate the Conversion Price, a similar adjustment shall be made to the closing prices for the trading days during such period prior to such combination or reclassification.

              (b) Rounding of Calculations; Minimum Adjustment. All calculations
                  --------------------------------------------
under this paragraph 8 shall be made to the nearest cent. No adjustment in the First Market Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

              (c) Adjustments for Consolidation, Merger, etc.  In the event of a
                  ------------------------------------------
merger, consolidation, or sale of substantially all of the assets or other business combination, all the Series C Preferred Stock, at the option of the holder of such shares, shall be converted into the number of shares of Common Stock into which the Series C Preferred Stock is convertible at the time of such transaction. In the event of a business combination or similar transaction, each Preferred Share shall be converted into the number of shares into which it is convertible on the date the transaction is consummated.

          9.  Voluntary Adjustment.  The Company may make, but shall not be
              --------------------
obligated to make, such decreases in the First Market Price and the Conversion Price so as to increase the number of shares of Common Stock into which the Series C Preferred Stock may be converted, in addition to those required by paragraph 8, as it considers to be advisable in

                                       6.

order to avoid federal income tax treatment as a dividend of stock or stock rights.

          10.  Reservation of Shares of Common Stock for Conversion.  The
               ----------------------------------------------------
Company shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series C Preferred Stock that are then outstanding. The Company shall use its reasonable best efforts to take the action necessary to increase the number of reserved shares from time to time if needed, and to increase the number of authorized shares of Common Stock if such an increase should become necessary to effect conversion of all shares of Series C Preferred Stock that are then outstanding.

          11.  Notice of Adjustment of Conversion Price.  Whenever the First
               ----------------------------------------
Market Price or Conversion Price is adjusted as herein provided, the Company shall forthwith file with any transfer agent or agents, if any, for the Series C Preferred Stock, and at the principal office of the Company, a statement signed by the President or a Vice-President and by the Chief Financial Officer or the Secretary of the Company setting forth the adjusted First Market Price. The statement so filed shall be open to inspection by any holder of record of shares of Series C Preferred Stock. The Company shall also, at the time of filing any such statement, mail notice to the same effect to the holders of shares of Series C Preferred Stock at their addresses appearing on the books of the Company or supplied by such holder to the Company for the purpose of notice.

          12.  Fractional Shares in Conversion.  The Company shall not be
               -------------------------------
required to issue fractions of shares of Common Stock on the conversion of Series C Preferred Stock. If any fraction of a share of Common Stock would be issuable upon the conversion of a share, except for the provisions hereof, the Company shall purchase such fraction for an amount in cash equal to the Market Price at the Conversion Date multiplied by such fraction. If more than one certificate for shares of Series C Preferred Stock shall be presented for conversion at any one time by the same registered holder, the number of shares of Common Stock that shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable upon conversion of the shares so presented. All calculations under this paragraph 12 shall be made to the nearest one-hundredth of a share.

          13.  (a)  Mandatory Redemption.  If the resale of the shares of Common
                    --------------------
Stock issuable upon conversion of the Series C Preferred Stock are not registered with the Securities and Exchange Commission on Form S-3, or on another appropriate form for such registration as requested by the holder of such shares (the "Registration Statement"), within three years of the Determination Date, the Company, at the option of such

                                       7.

holder, and subject to applicable California law, shall redeem such holder's shares of Series C Preferred Stock for a total amount equal to 120% of the stated value of such shares, and shall also pay to such holder accrued dividends on such shares, whether or not declared, to the redemption date.

               (b) Voluntary Redemption.  Shares of the Series C Preferred
                   --------------------
Stock may be redeemed, at the option of the Company by resolution of its Board of Directors, in whole or in part, upon ten days written notice, at any time after the later of 125 days from the Determination Date or 50 days after the effective date of the Registration Statement, for a total amount equal to 133% of the stated value of such shares, and shall also pay to such holder accrued dividends on such shares, whether or not declared, to the redemption date. In case of the redemption of a part only of the outstanding shares of Series C Preferred Stock, the shares to be redeemed shall be selected pro rata. During the first five business days of such ten-day period, the holder of shares of the Series C Preferred Stock shall have the right to convert such shares as provided above.

          At least ten days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares of Series C Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder appearing on the books of the Company or given by such holder to the Company for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Company is located. Such notice shall state the date fixed for redemption and the redemption price and shall call upon such holder to surrender to the Company on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each holder of shares of Series C Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price, together with accrued dividends to the date fixed for redemption. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificate evidencing any shares of Series C Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall forthwith after such date cease to accrue and all other rights pertaining to such shares shall terminate, except only the right of the holders to receive the redemption price, together with accrued and unpaid dividends to the date fixed for redemption, without interest, upon surrender of their certificates therefor.

                                       8.

          If, after notice of redemption has been given, the Company deposits, on or prior to any date fixed for redemption of shares of Series C Preferred Stock, with any bank or trust company in the State of California that has a combined capital and surplus of not less than $100 million, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefor, and the right to convert said shares as provided herein at any time up to but not after the close of business on the fifth business day of the ten day redemption notice period for such shares, and except that dividends on such shares shall continue to accrue to the date fixed for redemption. The deposit shall constitute full payment of the shares to the holders thereof. Any moneys so deposited on account of the redemption price of Series C Preferred Stock converted subsequent to the making of such deposit shall be repaid to the Company forthwith upon the conversion of such shares of Series C Preferred Stock. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Company. If the holders of Series C Preferred Stock so called for redemption shall not, at the end of two years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Company such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Company for payment of the redemption price.

          14.  Severability of Provisions.  If any right, preference or
               --------------------------
limitation of the Series C Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                                       9.

          RESOLVED FURTHER, that the President and Secretary of the Company be, and hereby are, authorized and directed to prepare, execute, verify, and file in the Office of the California Secretary of State, a Certificate of Determination in accordance with this resolution and as required by law.

          The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.


Dated:  April 2, 1996                  /s/ James B. Mariner
                                       -------------------------------------
                                       James B. Mariner, President



                                       /s/ James R. Spievak
                                       -------------------------------------
                                       James R. Spievak, Secretary

                                      10.